                                    EXHIBIT2
                                    --------

SECOND ANNEX TO THE SHAREHOLDER AGREEMENT OF SUDESTECEL PARTICIPACOES, S.A.

By way of this particular annex document, by and between the following parties, the names of which are:

TELEFONICA INTERNACIONAL, S.A., a company legally incorporated, existing and established in accordance with the laws of Spain, with business headquarters in Madrid, Spain at c/Gran Via 28, represented in this document by its attorney, Moshe B. Sendacz, of Brazilian nationality, married, an attorney by profession, a resident with address in the Capital City of the State of Sao Paulo, with business address at Rua da Consolacao, 247, 4DEG. andar, holder of identity card RG number 3.333.998, on record at the CPF/MF [The Registry of Physical Persons of the Brazilian Ministry of the Treasury] under number 365.994.7 68-72 (hereinafter referred to as "TISA");

NTT DoCoMo, Inc. (new name of the company NTT MOBILE COMMUNICATION NETWORK, INC.), a company legally incorporated, existing and established in accordance with the laws of Japan, with business headquarters at Sanno Park Tower, 11-1 Nagata-cho, 2-chome, Chiyoda-ku, Tokyo 100-6150, Japan, represented in this document by its attorney, Kazuo Moriya, of Japanese nationality, married, an attorney by profession, holder of identity card RNE number V100063-H, on record at the CPF/MF under number 023.673.037-11, a resident with address in the Capital City of the State of Rio de Janeiro, Brazil, with business address at Praia de Botafogo, 228 - conjunto 1.109 (hereinafter referred to as "NTT DoCoMo");

IBERDROLA INVESTIMENTOS SOCIEDADE UNIPESSOAL LDA., a company legally incorporated, existing and established in accordance with the laws of Portugal, with business headquarters at Rua de Aljube, 17, 4DEG. andar, Funchal, Portugal, duly represented in this document by its attorney Andres Bartrina Prat, of Spanish nationality, married, an engineer by profession, holder of an identity card for foreign nationals RNE number V212672-6, on record at the CPF/MF under number 054.254.127-03, a resident with address in the Capital City of the State of Rio de Janeiro, with offices at Rua da Candelaria, 65, 22DEG. andar (hereinafter referred to as "IBERDROLA"); and

ITOCHU CORPORATION, a company legally incorporated, existing and established in accordance with the laws of Japan, with business headquarters at Osaka 541-77, 1-3, Kyutaromachi 4-chome, Chuo-ku, Japan, represented in this document by its attorney, Yasuyoshi Ota, of Japanese nationality, married, a business administrator by profession, holder of identity card for foreign nationals RNE number W186562-0, on record at the CPF/MF under number 839.346.857-49, with business address at Av. Paulista, 1.274, 18th-20th floors, in the Capital City of the State of Sao Paulo, Brazil (hereinafter referred to as "ITOCHU");

Hereinafter the aforementioned parties are conjointly referred to as "the Parties" or "the Shareholders" and each is individually referred to as "Party" or "Shareholder" when not indicated specifically.

RECITALS

WHEREAS TISA, NTT DoCoMo and IBERDROLA were, at the time of their establishment, the sole shareholders of SUDESTECEL PARTICIPACOES, S.A., a company duly set up and established in accordance with the laws of Brazil, with business headquarters at Av. Brig. Faria Lima, 3719, 10DEG. andar, parte, the articles of establishment of which are on record at the Business Registry of the State of Sao Paulo (JUCESP) under NIRE [Business Registry Identification Number] 35.300.171.284,
dated May 3, 1999, and on record at the CNPF/MF [The National Registry of Bodies Corporate of the Brazilian Ministry of the Treasury] under number 03.166.330/0001-40 (hereinafter referred to as "the Company");

WHEREAS, due to the establishment of the Company, TISA, NTT DoCoMo and IBERDROLA signed the Company Shareholder Agreement (hereinafter referred to as the "Shareholder Agreement"), dated April 12, 1999, with the purpose of establishing their mutual interests by agreeing amongst one another as to certain topics involving, among other matters, the operation and administration of the Company, the Company's shareholder structure, the exercise of the respective voting rights, preferential rights and the rights to purchase and sell their shares in the Company;

WHEREAS, at the time when the Company was established, ITOCHU did not take part in the establishment of the Company as a shareholder, due to internal reasons of a financial and accounting-related nature, ITOCHU therefore did not appear as a Party to the Shareholder Agreement; now that the aforementioned previously existing impediments have ceased to exist, ITOCHU wishes to become a shareholder of the Company by conferring to the Company all of the shares issued by TELE SUDESTE CELULAR PARTICIPACOES, S.A. which it owns.

The Parties agree to sign this Second Annex to the Shareholder Agreement in accordance with the provisions of the applicable laws of Brazil and for the purposes foreseen therein, they hereby express their agreement with the clauses and conditions laid out below:

Clause 1 - The terms which are used in this Annex Document and which are capitalized shall have the same meaning as defined in the Shareholder Agreement.

Clause 2 - The Parties expressly acknowledge that ITOCHU, by virtue of the conveyance of the issued shares from the Holding Company to the Company, is a shareholder of the company; therefore, ITOCHU is now included in the Shareholder Agreement and is included in the definition of Party or Shareholder in the Shareholder Agreement, being obligated and subject to all of the terms and conditions established in the Shareholder Agreement, including any later annexes or amendments thereto.

Clause 3 - As a result of the inclusion of ITOCHU within the Company, the Parties agree to amend certain provisions in the Shareholder Agreement so as to adapt it to the new shareholder structure of the Company. As a result, the Parties agree to make amendments to Clause 1, and more specifically to sub-clauses 1.2 and 1.4 of the Shareholder Agreement, so as to adjust the shareholdings of the respective Shareholders, as follows:

     "1.2. Shareholders with Voting Rights. The shareholdings with voting rights in the Company shall be divided amongst the Parties in the following proportion:

     SHAREHOLDER    PERCENTAGE SHAREHOLDING

     TISA                             82.50%
     NTT DoCoMo                        7.00%
     IBERDROLA                         7.00%
     ITOCHU                            3.50%

     TOTAL                           100.00%"

     "1.4. Company Capital. The Parties agree that the capital of the Company shall be equal to R$1,360,680,000.00 (one billion three hundred sixty million six hundred eighty thousand Brazilian reals), divided into 1,360,680,000 (one billion three hundred sixty million six hundred eighty thousand) ordinary nominal shares with no face value, which must be subscribed by the Parties in the proportion indicated in Clause 1.2 above and paid out by the Parties by conferring to the Company all of the issued shares from the Holding Company which each of the Parties possesses title to, in accordance with the following:

                           NUMBER OF ORDINARY SHARES IN THE
     SHAREHOLDER             CAPITAL OF THE HOLDING COMPANY

     TISA                                    53,134,249,678
     NTT DoCoMo                               4,508,360,579
     IBERDROLA                                4,508,360,579
     ITOCHU                                   2,254,180,289

     TOTAL                                   64,405,151,125"

Clause 4 - The Parties agree to amend Clause 2, or more specifically sub-clause
2.2.2. of the Shareholder Agreement, so as to reduce the percentage of 86% (eighty-six percent) of affirmative votes for the approval of matters regarding capital increases by the Company, mergers and spinoffs, which shall be conditional upon an affirmative vote by shareholders representing no less than 83% (eighty-three percent) of the voting capital.

Sole Paragraph - The percentage of 86% of the affirmative votes mentioned in sub-clause 3.1(a) of the Shareholder Agreement is hereby also reduced to 83%.

Clause 5 - Once ITOCHU has become a shareholder of the Company, the Parties agree to make an amendment to Clause 4, or more specifically to sub-clause 4.2., item (iv), of the Shareholder Agreement, as follows:

     "(iv) transfer of Shares from NTT DoCoMo to ITOCHU and vice-versa."

Clause 6 - The Parties agree to make an amendment to sub-clause 10.1 of Clause 10 of the Shareholder Agreement, as follows:

     "10.1. Shareholder Registry. The Company's Shareholder Registry shall contain, in the margin of the Share Registry (and in the certificates which represent the Shares, should they be issued), the following statement regarding the restrictions on the voting rights inherent to the Shares and on the transfer of the shares governed by this Agreement:

     "The Shares represented within (or certified by) this registry are subject to the terms of the Shareholder Agreement dated April 12, 1999 and to any later annexes or amendments thereto, an Agreement entered into by TISA, NTT DoCoMo, IBERDROLA and ITOCHU. A copy of this Agreement was filed at the headquarters of the Company, in accordance with and for the purposes of the provisions of Article 118 of Law number 6404 of December 15, 1976, a law amended by Law number 9457 of May 5, 1997."

Clause 7 - In order to adapt to the terms of sub-clause 10.4 of the Shareholder Agreement, the Parties agree to amend Clause 11 of the Shareholder Agreement by including the address of ITOCHU for the purposes of notification, as follows:

     .   ITOCHU CORPORATION
         Osaka 541-77
         1-3, Kyutaromachi 4-chome
         Chuo-ku, Japan
         Fax:  (11) 3170-8548
         Attn.:  Mr. Tsutomu Yamaguchi

         Copy for Dr. Jorge Hachiya Saeki

         Saeki and Associated Attorneys
         Fax:  (11) 251-2692

Clause 8 - By virtue of this document, IBERDROLA, ITOCHU and NTT DoCoMo hereafter express their full agreement with the conveyance by TISA to TELEFONICA MOVILES, S.A., a company which forms part of the Telefonica Group, of all or some of the Shares to which it possesses title, a conveyance which may be made effective at any time, at the convenience of TISA and TELEFONICA MOVILES, it therefore sufficing with regard to the Company and with regard to IBERDROLA, ITOCHU and NTT DoCoMo, to place this conveyance on record in the record books of the Company. From this moment forward, it is hereby stated that the conveyance of Shares mentioned herein must be performed in accordance with the provisions of Clause 10.4 of the Shareholder Agreement now amended and that the compliance of TELEFONICA MOVILES with the terms of the Shareholder Agreement through a statement by it in writing is a condition for the acceptance, by the remaining Shareholders, of the validity and effectiveness of the conveyance of shares provided for in this clause.

Clause 9 - In light of the amendments to the Shareholder Agreement agreed upon in the document for Amendment of the Shareholder Agreement dated January 27, 2000, as well as those in this document, the Parties agree to consolidate the Agreement, which shall now be in force and effective in accordance with the following wording:

                             "SHAREHOLDERS AGREEMENT

                                       OF

                         SUDESTECEL PARTICIPACOES, S.A."

CLAUSE 1. THE COMPANY, SHAREHOLDERS WITH VOTING RIGHTS AND SHARES GOVERNED BY THE AGREEMENT

1.1. The Company. The Company shall be governed by the applicable laws of Brazil (Law number 6.404/76 and the amendments made to it under Law number 9.457/97 and other pertinent rules and regulations) and by the provisions of or any amendments to the Company By-laws, as well as by the provisions of or any amendments to this Shareholder Agreement. The Shareholders' liability shall be limited to the issue price of subscribed shares, in accordance with the Law.

1.2. Shareholders with Voting Rights. The shareholdings with voting rights in the Company shall be divided amongst the Parties in the following proportion:

     SHAREHOLDER    PERCENTAGE SHAREHOLDING

     TISA                             82.50%
     NTT DoCoMo                        7.00%
     IBERDROLA                         7.00%
     ITOCHU                            3.50%

     TOTAL                           100.00%

1.3. Shares Governed by the Agreement. Governed by this Shareholder Agreement are all of the issuances by the Company to which the Shareholders hold title on the date of the Company's establishment, and those which may be issued in the future, including, up to no limit, those via subscription, purchase, the distribution of dividends, reverse splits or share splits ("Shares").

1.4. Company Capital. The Parties agree that the capital of the Company shall be equal to R$1,360,680,000.00 (one billion three hundred sixty million six hundred eighty thousand Brazilian reals), divided into 1,360,680,000 (one billion three hundred sixty million six hundred eighty thousand) ordinary nominal shares with no face value, which must be subscribed by the Parties in the proportion indicated in Clause 1.2 above and paid out by the Parties by conferring to the Company all of the issued shares from the Holding Company which each of the Parties possesses title to, in accordance with the following:

     SHAREHOLDER           NUMBER OF ORDINARY SHARES IN THE
                            CAPITAL OF THE HOLDING COMPANY

     TISA                                    53,134,249,678
     NTT DoCoMo                               4,508,360,579
     IBERDROLA                                4,508,360,579
     ITOCHU                                   2,254,180,289

     TOTAL                                   64,405,151,125

1.5. Business Purpose of the Company. The business purpose of the company shall be (a) the direct possession of shares, under the status of majority shareholder, as the possessor of the shares of the Holding Company 'Tele Sudeste Celular Participacoes, S.A.', which controls the prospecting company for the Mobile Cellular Service in Concession Area 3 pursuant to Decree number 2,546 of

April 14, 1998, which currently includes the States of Rio de Janeiro and Espirito Santo, acquired as a single, indivisible block in the tender process governed by tender notice MC/BNDES 01/98 and any other shares of the company which it may acquire in the future in carrying out all of the activities related with the management of Tele Sudeste Celular Participacoes, S.A. and the operators controlled by it, under the terms in which it undertook to do so in accordance with the Tender Notice; (b) the possession of shares, either directly or through companies related or controlled by it as a partner, shareholder or contributor, in other companies devoted to rendering services of telecommunications, industrialization, leasing and/or commercialization of equipment and goods in general related with the field of telecommunications and related activities, including all types of transmission of data, signals for businesses or entertainment and all or any other related services which include the transmission, emission, generation, processing, recording and reception of signals, written documents, symbols, sounds and images of any type, by way of physical lines, radio-electrical means, optical means, electromagnetic means and other systems which science and technology make possible; and (c) the rendering of all services related with the field of telecommunications in general, through imports, exports, purchases, sales, loans and leases of goods and equipment for telecommunications in general and related fields, by itself or through third parties; (d) contributing to the proper fulfillment of the business purposes of the companies which it controls and those with which it is related; and (e) contributing to the conquest of new markets, promoting and fomenting sales, provisions and imports of goods and services to the companies which it controls by the shareholders of the Company with the technical capacity to do so, with the objective of pursuing, amongst other things, the modernization and universalization of telecommunications services.

CLAUSE 2.  VOTING ON DECISIONS

2.1. Principles on the Exercise of Voting Rights. The Parties agree to exercise these rights at the General Shareholders' Meetings of the Company and to make their representatives exercise them at the Prior Meetings described in Clause 3 below and the Board Members elected by the Parties to exercise them at the Meetings of the Board of Directors, in accordance with the principles established below.

2.2. General Shareholders' Meetings. The topics whose deliberation is the competence of the Company's General Shareholders' Meetings shall be made by the absolute majority of the votes of the shareholders possessing shares with voting rights, except in relation with the topics specified below, which shall require the quorum described below in order to be approved:

2.2.1. Any decisions involving the amendment of the Company's By-laws shall be conditional upon the approval of shareholders possessing 90% of the share capital, including, but not limited to, changes in the business purpose, as well as deliberations regarding the dissolution and liquidation of the Company, with the exception of the amendments resulting from the approval of the matters set out in Clause 2.2.2. below.

     2.2.1.1. In the event of the amicable dissolution or liquidation of the Company, the remainder which originates from the conversion of the assets into currency, after the payment of any existing debts, shall be distributed amongst the Shareholders in amounts proportional to their respective shareholdings in the total capital of the Company.

2.2.2. The following decisions shall be conditional upon the approval of shareholders possessing title to 83% of the share capital:

(i)   Share capital increases; and

(ii) The approval of spinoffs, and ordinary and triangular merger operations by the Company.

2.2.3. Notice and Quorum for Holding Shareholders' Meetings. It shall be the duty of the Chairman of the Board of Directors to give notice for the Company's General Shareholders' Meetings, pursuant to the terms of the Law and this Agreement. The Shareholders shall be notified under the terms provided for in Clause 11 of this Agreement and must receive said notice no less than 08 (eight) days prior to the planned date of the General Shareholders' Meeting, in the case of the first notice for the Meeting. If the Meeting is not held after the first notice is given due to the lack of a quorum (in accordance with the provisions of Articles 125 and 135 of Law 6.404/76), the Shareholders must be notified once again in a second and final notice. This second notice must be received no less than 5 (days) prior to the planned date of the said Meeting held after the second notice.

2.3. Board of Directors. The Company's Board of Directors, as well as that of the Holding Company and the Operators, shall be made up of an odd number of members, with no fewer than 03 (three) and no more than 15 (fifteen) board members and their respective alternates, in accordance with the provisions of the Tender Notice (attached to this Agreement as Annex 1) where they are applicable; they shall be elected for a term of 03 (three) years and may be re-elected. The Shareholders agree to exercise, at the General Shareholders' Meetings of the Company, the voting rights for their shares, as well as to ensuring that their representatives in the General Shareholders' Meetings of the Holding Company and the Operators (in accordance with the provisions of Clauses 2.3.3, 3.1 and 3.2 below) vote in such a way that guarantees, as of the date of this Agreement, the election of the members of the Board of Directors indicated by the Shareholders, in the following manner:

2.3.1. In the process for election of the Company's Board Members, each Shareholder shall have the right to indicate a number of members proportional to its respective percentage shareholding in the voting capital of the Company. At the same time, every Party that possesses title to a shareholding of at least 7% (seven whole percentage points) of the Company's voting capital shall have the right to indicate and/or substitute at least 1 (one) effective Board Member and his or her alternate. In order to elect the members of the Board of Directors in accordance with the provisions herein, the Shareholders may create groups to add their shareholding percentages together. The election of the Board Members in the Holding Company and Operators must adhere to the same criteria as those established herein, under the terms of Clause 3.3 below.

2.3.2. The Shareholders agree hereafter to exercise their rights and to make their representatives at the General Shareholders' Meetings of the Holding Company and the Operators vote in such a manner as to elect the person indicated by TISA as the Chairman of the Board of Directors, under its status as the majority shareholder of the Company.

2.3.3. Competence of the Board of Directors. In accordance with the provisions of Clause 3 below, the decisions which are to be made by the Company's Board of Directors in accordance with the Law shall be made by absolute majority of the votes of the Board Members currently in place, with the exception of the matters specified below, which shall require the votes of 90% of the current members of the Board of Directors in order to be approved:

(i) Taking on any obligation not foreseen in the Company budget for a value greater than or equal to, in the national currency, US$10,000,000.00 (ten million US dollars) and authorization for the Holding Company or Operators to take on obligations, for any obligation not foreseen in the respective budget, for a value greater than or equal to, in the national currency, US$10,000,000.00 (ten million US dollars); such amounts must be updated annually on the basis of the Consumer Price Index (CPI) of the United States of America for the immediately preceding calendar year;

(ii) Entering into contracts, by the Company or by the Holding Company or Operators with any of the Shareholders, not foreseen in the respective annual budgets, if their value is greater, in the case of the Company, to the equivalent in the national currency of US$10,000,000.00 (ten million US dollars), and in the case of the Holding Companies and Operators
US$100,000,000.00 (one hundred million US dollars), except in relation with the Administration Contract and Management Fee described in Clause 5 of this Agreement.

2.3.4. Notice for Meetings of the Board of Directors and Quorum for Holding Such Meetings. The

Board of Directors shall ordinarily meet once every three months and extraordinarily whenever necessary, in accordance with the provisions of Clause 3 below, in both cases after notice is given in writing by the Chairman of the Board of Directors no less than 03 (three) days before the meeting in question. The minimum quorum required in order for the Meetings of the Board of Directors to be held is one-half plus one of the current members of the Board of Directors, while deliberations shall be carried out in accordance with that which is described in Clause 2.3.3. above.

2.3.5. Any Board Member is permitted to be represented by another Board Member at the Meetings discussed in Clause 2.3.4 above, provided that said Board Member delivers authorization in writing to the Company by the time the meeting is held.

2.3.6. In the event of an extraordinary meeting notice of an urgent nature or those for ordinary meetings when necessary, the minimal term established for providing notice in Clause 2.3.4 above may be reduced to 48 hours, or the meeting may even be held with no requirement of a formal notice in writing, provided that all of the current members of the Board of Directors are present.

2.4. Management. The Company's Management shall be elected by the Board of Directors to hold a mandate of 03 (three) years, with re-election permitted. The Management shall be made up of 02 (two) Managers known as the President-Director and the Director, with no other special name. The Parties undertake to exercise their voting rights in order to elect the members indicated by TISA to occupy the Management positions, though TISA shall study the proposals submitted by the remaining parties using professional criteria.

CLAUSE 3.  EXERCISING VOTING RIGHTS IN THE HOLDING COMPANY AND OPERATORS

Prior to the holding of any Meeting of the Board of Directors or the General Shareholders' Meeting of the Holding Company or Operators, the Company's Board of Directors shall meet (the "Prior Meeting") in accordance with that which is established in Clauses 2.3.4, 2.3.5 and 2.3.6 above, in order to define their votes on the matters to be voted upon at the General Shareholders' Meetings or the Meetings of the Board of Directors of the Holding Companies and Operators.

3.1. Deciding Quorum at Prior Meetings of the Board of Directors. At the Prior Meetings, decisions shall be made by absolute majority of the votes of the current Board Members, except for decisions regarding the topics described in Clause 2.3.3 above and the topics specified below, which shall require the quorum indicated in this Agreement in order to be approved:

(a) The favorable vote of Board Members representing 83% of the Board Members shall be necessary for the approval of the following decisions:

(i)   Share capital increase of the Holding Company and/or Operators.

(ii) Spinoffs and ordinary and triangular mergers of the Holding Company and/or Operators.

(b) The favorable vote of Board Members representing 90% of the current Board Members shall be necessary for the approval of any amendments of the Holding Company's and/or Operators' company by-laws, including, but not limited to, amendments to the business purpose and decisions regarding the dissolution or liquidation thereof, with the exception of amendments resulting from the approval of the decisions mentioned in item (a) above.

3.2. In the hypothetical event that a member of the Board of Directors were not to vote in the Company, Holding Company or Operators in accordance with the final decision made at the Prior Meeting:

a) The Shareholder that named that member of the Board of Directors shall immediately proceed to replace that member of the Board of Directors; and

b) The Parties shall participate in all acts possible under the terms of Brazilian Law in order to invalidate the non-compliant vote, for instance by filing suit for specific performance.

3.3. Election of Board Members in the Holding Companies and Operators. Provided that it is permitted by the applicable laws, the election of the members of the Board of Directors of the Holding Company by the Company and the election of the members of the Board of Directors of the Operators by the Holding Company shall fulfill the following criteria: (i) of the number of members of the Board of Directors of the Holding Company and the Operators which the Company or the Holding Company, where appropriate, possesses the right to choose, each of the Parties shall indicate the number of members proportional to its respective shareholding in the voting capital of the Company; and (ii) each Party that possesses title to a minimum shareholding of 7% (seven full percentage points) of the voting capital of the Company shall have the right to indicate and/or substitute at least 1 (one) effective Board Member and his or her alternate. The Boards of Directors of the Holding Company and the Operators shall be made up of an odd number of members and their respective alternates, indicated at the Prior Meetings of the Company, in accordance with the criteria established in this Clause. The Board Members of the Company hereby agree to exercise their voting rights in order to elect the person indicated by TISA as the Chairman of the Board of Directors of the Holding Company and the Operators.

3.3.1. The Parties hereby agree that, in the event that the Law does not allow for the adoption of the criteria established in this clause for the election of the members of the Board of Directors of the Holding Company or the Operators, a new manner of electing them must be negotiated and a form of administration must be agreed upon for the Holding Companies and the Operators, both of which must be compliant with the laws in force at the time of the election.

3.4. Election of the Management of the Holding Company and Operators. The Parties undertake to exercise their voting rights and to ensure that the Board Members named by them exercise their voting rights in order to elect the members indicated by TISA for the Management positions of the Holding Company and Operators. TISA shall study the proposals submitted by the remaining parties using professional criteria.

CLAUSE 4. CONVEYANCE OF SHARES. Any conveyance of Shares by the Parties must be compliant with the provisions of this clause.

4.1. Preferential Right. In the event that any Shareholder (the "Selling Party") receives a bid from a third party or from any of the other Parties to sell, assign or convey, or in some manner to make available a portion or all of its Shares, the Selling Party shall notify the Chairman of the Company's Board of Directors in writing ("Notice"). In turn, said Chairman, within a term of 2
(two) Working Days shall inform the remaining Parties (the "Remaining Party" or "Remaining Parties," depending on the case in question) of all the terms and conditions of the bid in writing, including the nature of the bidder, the amount of Shares involved (hereinafter referred to as the "Shareholding Offered"), the price offered by the bidder and the intention of the Selling Party to accept the bid proposal (hereinafter referred to as "the Bid"). The Remaining Parties shall have Preferential Rights to purchase the Shareholding Offered under the terms and conditions of the Bid, while the exercise of the Preferential Right shall be subject to the procedures described as follows:

4.1.1. Within a term of 30 (thirty) days, to be counted from the date on which the Notice is received by the Remaining Parties, each of them must notify the Chairman of the Company's Board of Directors in writing (hereinafter "the Notification") and must send a copy to the Selling Party, indicating whether it wishes to:

(a) Exercise its Preferential Rights to purchase the amount of the Shareholding Offered proportional to the voting capital which it possesses in the Company, with the exclusion of the shareholding of the Selling Party;

(b) Purchase, in the event that one or more of the Remaining Parties surrenders the Preferential Right in question, the totality of the Shareholding Offered which remains, in the amount proportional to its shareholding in the capital of the Company;

(c) Surrender its Preferential Right, in which case: (i) the lack of such Notification within the foreseen term shall be regarded as a waiving of the Preferential Right; and (ii) the Preferential Right may not be assigned to any third party or other Parties by any title, in accordance with Clause 4.2 below.

4.1.2. Once the aforementioned term has lapsed, the Chairman of the Board of Directors shall inform the Selling Party, within 2 (two) Working Days, of the result of the Bid. In the event that the Remaining Parties have expressed interest in purchasing all of the Shareholding Offered, the legal act shall be deemed executed and complete under the same terms and conditions as in the Bid, and all which shall remain pending is its financial settlement, which must occur within the term provided for in the Bid. Any exercise of the Preferential Right in relation with only a portion of the Shareholding Offered shall be disregarded.

4.1.3. If the legal act resulting from the Bid to the Remaining Parties does not come about, the Selling Party may alienate all of the Shareholding Offered, provided that it does so within a term of 60 (sixty) days to be counted from the date of the end of the term provided for in Clause 4.1.2 or 4.1.3, depending on the case in question, and the third party which acquires the shareholding shall adhere to this Agreement, in an irrevocable, irreversible manner, and simultaneously to the conveyance of the Shareholding Offered, bearing in mind that TISA shall have the right to veto any conveyance of Company Shares to companies which render telecommunications services.

4.1.4. In the event that a Shareholder intends to convey a portion or all of its shares, said Shareholder shall have the prerogative of offering the shares involved to third parties and to begin to negotiate their alienation, provided that the aforementioned Shareholder carries out all of the procedures, mutatis mutandis, established in this clause, such that the Preferential Rights of the other Shareholders and the veto right of TISA against companies which render telecommunications services are duly preserved.

4.2. Exclusion of the Preferential Right. The restrictions regarding the conveyance of Shares provided for in this Clause and on the Preferential Right shall not be applicable in the following instances:

(i) Fiduciary conveyance of 1 (one) Share to each of the members named to the Board of Directors who do not possess other Shares, provided that these Board Members (a) cannot convey this Share to any third parties in any manner and (b) these Board Members undertake to return the Share conveyed to them in the event that they lose their status as Board Members of the Company;

(ii) Conveyance by any of the Parties of Company Shares to any juridical person in which that party, whether directly or indirectly, possesses over 50% of the voting share capital, or to any juridical person which possesses over 51% of the voting capital of the Party which conveys the Shares;

(iii) Conveyance of Shares by TISA to IBERDROLA and vice-versa; and

(iv)  Conveyance of Shares by NTT DoCoMo to Itochu Corporation and vice-versa.

4.3. Encumbrance of Shares. No Shareholder may create any encumbrance, surety or option or in any other way encumber its Shares, unless it does so with the prior consent in writing of Shareholders representing the majority of the share capital with voting rights.

4.4. Non-Registration. Any alienation or commitment of alienation or any encumbrance or commitment of encumbrance of the Shares related to this Agreement, or any subscription rights resulting therefrom, whether in exchange for a consideration or free of charge, in violation of this clause, shall be null and void, and the Company shall not be permitted to register such acts or alter records involving them in its company ledgers and/or assent to such a conveyance.

4.5. Other Restrictions. The provisions of this Clause are also applicable to any sort of alienation involving real estate assets convertible into Company shares and the right to subscription of new shares, in accordance with, where applicable, any potential legal or regulatory restrictions which impede any of the Parties from increasing their shareholding. In this case, the Parties agree that they may make adjustments amongst themselves and to this Agreement in order to adapt their interests to the applicable laws.

CLAUSE 5. MANAGEMENT FEE. The administration of the Company, as well as that of the Holding Company and the Operators, shall be the responsibility of TISA or the company indicated by TISA from among those belonging to its economic group.

5.1. As remuneration in respect of the services of integrated administration, the Parties agree that TISA shall have the right to receive from the Operators the amount equivalent to the variable index determined using the constant formula in Annex A of this Agreement. Payment of the management fee must be performed only by the Operators, and TISA waives its right to collect any fee in respect of the management services to be rendered to SUDESTECEL or to the Holding Company.

5.2. The fee referred to in Clause 5.1 above in no way entails the conveyance of any industrial and/or intellectual rights. If the conveyance of such rights is in the interest of the Parties, they must establish the specific terms and conditions which regulate such an act, and any contract signed by the Parties in this sense must be placed on record at the proper registries, in accordance with the laws in force at the time when the operation is formalized.

CLAUSE 6. TECHNICAL COMMITTEE. The Company, through its Board of Directors, shall name a Technical Committee, the objective of which shall be prioritarily to analyze the implementation and patterning of technologies based on W-CDMA, which shall be used in the next generation of mobile cellular communications. The Parties agree to exercise their voting rights in order to elect the board member indicated by NTT DoCoMo as the Chairman of the Technical Committee.

6.1. The Parties shall have the right to send to their own technicians in the various fields of specialization to the Operators, after prior, express agreement is given by TISA.

CLAUSE 7. NON-COMPETITION. The Parties undertake not to compete in any manner with the activities of the Company, the Holding Company and/or the Operators and shall comply with the provisions of the clauses below.

7.1. Throughout the entire period in which any Shareholder remains a Shareholder of the Company and up to the end of the period of 02 (two) years to be counted from the date on which any Shareholder, whether directly or indirectly, ceases to be a Shareholder of the Company, that Shareholder may not, directly or indirectly, under any circumstance, hold a share interest in other companies which perform activities and render mobile cellular telephone services in any of the geographic territory in which the Holding Company and/or the Operators carry out their activities (hereinafter "the Territory"), with the exception of TISA's shareholdings in Other Projects (as defined in Clause 7.3 below) and within the framework of the process to privatize and liberalize the Brazilian telecommunications system. For the purposes set out in this Agreement, the term Territory is defined as the area of activity described as Concession Area 3 for the mobile cellular service, in accordance with the definition in Decree number 2.546 of April 14, 1998, which as of the present date corresponds to the States of Rio de Janeiro and Espirito Santo.

7.2. Prohibition of Acquisition of Holding Company or Operator Shares. In accordance with the provisions of Clause 7.3 below, the acquisition by any of Parties of direct or indirect shareholdings in the capital of the Holding Company and the Operators is prohibited unless said acquisition has been previously proposed to the Company and rejected by it.

7.3. Other Projects. Considering that TISA is interested in participating in other processes for privatization and liberalization of the Brazilian telecommunications system (hereinafter "Other Projects"), alternatives shall be analyzed which allow for the integration of the shareholding acquired in all of the processes, including the Cia. Riograndense de Telecomunicacoes - CRT. All of the Parties, in accordance with current laws, shall be able to participate in the Other Projects under the terms which may be negotiated and formalized in the Intention Agreements. The aforementioned integration shall be carried out under those conditions which the Parties negotiate, with adjustment and modification insofar as necessary of the rights and obligations agreed upon herein, for the new company shareholdings which result from this integration, in accordance with any applicable legal limitations.

CLAUSE 8. CONFIDENTIALITY. The Parties hereto agree to treat all of the information, data, reports and other records (hereinafter "the information") regarding this Agreement and any other understandings amongst the Parties in a confidential manner and not to divulge the information to any other person other than their legal consultants or auditors, without the prior written consent of the other Parties, with the exception of information that is of the public domain or which has been made available legally by third parties.

8.1. Public Information. The Parties undertake not to divulge or make any public statement or official communication regarding the contents of this Agreement or any other understandings amongst the Parties without having previously discussed and reached an agreement on the scope and extent of the revelation and/or divulgation of that information.

CLAUSE 9. TERM. This Agreement shall take effect on this very date and shall end on the first date to occur among the following:

(a) The date on which any one of the Shareholders possesses 100% of the Shares of the total voting capital of the Company;

(b) The date on which this Agreement is rescinded by the agreement of the Parties;

(c) The sale of all of the Company's Shares to third parties, in accordance with this Agreement;

(d) 25 (twenty-five) years, to be counted from the date on which this Agreement is signed, though this Agreement may be extended for ten (10) years more, and so forth successively for equal consecutive periods, until the Parties reach a mutual agreement not to renew it, provided that they do so 30 (thirty) days prior to the end of the extension period currently under way.

9.1. In the event that any of the Parties withdraws from the Company, this Agreement shall remain in force as regards the remaining Parties.

CLAUSE 10.  COMPLEMENTARY PROVISIONS

10.1. Shareholder Registry. The Company's Shareholder Registry shall contain, in the margin of the Share Registry (and in the certificates which represent the Shares, should they be issued), the following statement regarding the restrictions on the voting rights inherent to the Shares and on the transfer of the shares governed by this Agreement:

     "The Shares represented within (or certified by) this registry are subject to the terms of the Shareholder Agreement dated April 12, 1999 and to any later annexes or amendments thereto, an Agreement entered into by TISA, NTT DoCoMo, IBERDROLA and ITOCHU. A copy of this Agreement was filed at the headquarters of the Company, in accordance with and for the purposes of the provisions of Article 118 of Law number 6404 of December 15, 1976, a law amended by Law number 9457 of May 5, 1997."

10.2. Implementation of This Agreement. Every Shareholder must exercise the voting rights inherent to its Shares in such a ways as to implement the terms and conditions of this Agreement in their entirety.

10.3. Conflict. In the event of any conflict between the provisions of this Agreement and the By-laws of the Company or of the Holding Company or Operators, the provisions of this Agreement shall prevail insofar as permitted by the applicable laws.

10.4. Binding Agreement for New Shareholders. Every person who becomes a Shareholder of the Company shall be bound to the terms of this Agreement and must confirm its commitment to comply with the terms thereof by signing this Agreement or submitting a written, duly signed document to the Company and Shareholders, thereby confirming that it is bound to the terms of this Agreement, and indicating an address for the delivery of any of the communications to which Clause 11 of this document makes reference.

10.5. Financial Year. The Company's first Financial Year shall include the period lasting from the date of establishment of the Company to the following December 31, and the subsequent Financial Years of the Company shall last from January 1 to December 31 of the following years, under the terms of Brazilian Law.

10.6. Specific Performance. This Agreement shall be subject to specific performance in accordance with Article 118 of Law number 6.404/76 and Articles 461, 486 and 632, in the new wording given to them under Laws 8952 and 8953 of December 13, 1994, and Articles 639 and 640 of the Civil Procedure Code of Brazil. The jurisdiction of Sao Paulo, SP shall be the competent jurisdiction for the purposes of this Clause.

10.7. Modifications and Amendments. This Agreement may only be modified, amended or rescinded by way of a written document signed by all of the Shareholders.

10.8. Subsistence of Provisions. If any term or provision of this Agreement becomes invalid or illegal or cannot be fulfilled as a result of any other legal rule or public policy, all of the remaining provisions of this Agreement shall continue in force and fully effective. In the event that any term or provision of this Agreement is determined to be invalid or illegal, or if it is determined that any term or provision thereof cannot be complied with, the Shareholders shall negotiate in good faith in order to amend this Agreement in order to make the original intention of the Shareholders effective as soon as possible, in a reasonable manner.

CLAUSE 11. NOTIFICATIONS. All of the notifications or communications required or permitted by this Agreement shall be made in writing and sent by fax or personal delivery and shall be considered properly completed when effectively received or delivered. Any party may, by giving written notice to the other parties, change the address or fax number to which these notifications must be transmitted or delivered from that moment forward. Until such a change is reported, the addresses and fax number of each of the parties hereto shall be the following:

TELEFONICA INTERNACIONAL, S.A.
Gran Via, 28, Planta 7/a/,
28013 Madrid, Spain
Fax: 3491-3626654
Attn.:  Mr. Juan Carlos Ros, Secretary General
Copy to:  Machado, Meyer, Sendacz and Opice, Attorneys

          Moshe B. Sendacz
          Fax:  (011) 231-1392/257-9137

NTT MOBILE COMMUNICATIONS NETWORK, INC.
Shin-nikko Bldg. Eastern Tower
10-1, Toranomon 2-chome,
Minato-ku, Tokyo 105-8436, Japan
Fax:  (83) 5572-6526
Attn.:  Mr. Kazuo Moriya/Mr. Tomohiko Kaneko
Copy to:  Jorge Hachiya Saeki/Saeki & Associated Attorneys
                Fax:  (011) 251-2692

IBERDROLA INVESTIMENTOS SOCIEDADE UNIPESSOAL LDA.
Lagasca, 88, 3/a/ planta
28001 Madrid, Spain
Fax:  (3491) 5770655
Attn.:  Mr. Eduardo Lopez Aranguren
Copy to:  IBERDROLA ENERGIA DO BRASIL
                Fax:  (021) 516-9486/516-9684
                Andres Bartrina Prat

ITOCHU CORPORATION
Osaka 541-77
1-3, Kyutaromachi 4-chome
Chuo-ku, Japan
Fax to the attn. of:  Mr. Tsutomu Yamaguchi

Copy to:  Dr. Jorge Hachiya Saeki
Saeki and Associated Attorneys
Fax:  (0__11) 251-2692

CLAUSE 12. APPLICABLE LAWS AND RESOLUTION OF DISPUTES. This Agreement shall be interpreted in accordance with the laws of the Federative Republic of Brazil. The Parties to this Agreement agree that any dispute resulting from this Agreement must be solved by arbitration at the International Chamber of Commerce, before an arbitration court made up of three arbitrators. The arbitrators shall be named by the International Chamber of Commerce itself, which shall also administer the arbitration in accordance with its regulations. The arbitration shall take place in Paris. The arbitration ruling, which shall be issued in writing, must contain in detail the matters under litigation and the reasons which led to the decision reached. The costs of the arbitration shall be paid by the Party which is deemed guilty after the litigation in the Arbitration Ruling. Each of the Parties shall pay their respective attorneys fees and the expenses related with their respective witnesses. The ruling, issued by the majority of the arbitrators, shall be final and binding for the Parties, and no appeal may be filed whatsoever. Compliance with the ruling may be demanded before any competent jurisdictional entity.

CLAUSE 13. EFFECT OF RESCISSION. In the event that the first of the hypotheses listed in Clause 9 of the Shareholder Agreement takes place, involving the rescission of said Agreement, the provisions of Clause 8 on the CONFIDENTIALITY of the Shareholder Agreement shall remain in full force and shall continue to be effective even after the aforementioned rescission.

IN WITNESS WHEREOF, the Shareholders sign this Second Annex to the Shareholder Agreement in the presence of two witnesses, present throughout.

     Sao Paulo, August 30, 2000

          TELEFONICA INTERNACIONAL, S.A.
          [illegible signature]
          By proxy:  Moshe B. Sendacz

[continuation of signature of the Second Annex to the Shareholder Agreement of Sudestecel Participacoes, S.A., dated August 30, 2000]

          NTT DoCoMo, Inc.
          [illegible signature]
          By proxy:  Kazuo Moriya

          IBERDROLA INVESTIMENTOS SOCIEDADE UNIPESSOAL LDA.
          [illegible signature]
          By proxy:  Andres Bartrina Prat

          ITOCHU CORPORATION
          [illegible signature]
          Yasuyoshi Ota - Attorney

Witnesses:

1. [illegible signature] Luciana M. Gabbal (Identity Card number RG 23.654.597-8 SSP/SP)
2. [illegible signature] Andre Mendes E. Santo (Identity Card number RG 36.078.112-3 SSP/SP)